CAPITAL FUNDS AGREEMENT, dated as of September 1, 1964, between CONNECTICUT YANKEE ATOMIC POWER COMPANY ("Connecticut Yankee"), a Connecticut corporation, and THE CONNECTICUT LIGHT AND POWER COMPANY (the "Stockholder"), a Connecticut corporation.

It is agreed as follows:

1.    Basic Understandings

      Connecticut Yankee has been organized to provide for the supply of power to the eleven utility companies (including the Stockholder) which are its stockholders. It has commenced the construction of a nuclear electric generating unit of the pressurized water type, which is being designed to have an initial gross capability of approximately 490 megawatts electric, at a site adjacent to the Connecticut River at Haddam Neck, Connecticut (the unit being herein, together with the site and all related facilities, referred to as the "Unit"). Construction of the Unit is being carried out under contracts with Westinghouse Electric Corporation and Stone & Webster Engineering Corporation.

      The respective percentages of the capacity and output of the Unit to be purchased by the Stockholder and the other Connecticut Yankee stockholders are the same as the respective percentages of Connecticut Yankee's stock now owned by them. The names of the stockholders and their respective stock percentages ("stock percentages") are as follows:

      Stockholder                             Stock Percentage

The Connecticut Light and Power Company            25.0%
New England Power Company                          15.0%
Boston Edison Company                               9.5%
The Hartford Electric Light Company                 9.5%
The United Illuminating Company                     9.5%
Western Massachusetts Electric Company              9.5%
Central Maine Power Company                         6.0%
Public Service Company of New Hampshire             5.0%
Cambridge Electric Light Company                    4.5%
Montaup Electric Company                            4.5%
Central Vermont Public Service Corporation          2.0%

Connecticut Yankee and each of its other stockholders are entering into capital funds agreements which are identical to this agreement except for necessary changes in the names of the parties.

      Connecticut Yankee's capitalization as of the date of this agreement is $7,500,000 consisting of 75,000 shares of common stock, $100 par value, which have been purchased at the par value thereof by its stockholders. Connecticut Yankee's stockholders have entered into subscription agreements with it covering their purchase of their respective stock percentages of an additional 75,000 shares of its common stock, $100 par value, at the par value thereof. Connecticut Yankee's estimated capital requirements with respect to the Unit aggregate $98,500,000 and Connecticut Yankee proposes to finance the balance of these requirements through the issuance and sale of first mortgage bonds or other securities, and through the issuance and sale of common stock to its stockholders.

2.    Effective Date

      This agreement shall become effective upon receipt by the Stockholder of notice that Connecticut Yankee has entered into capital funds agreements, as contemplated by Section 1 above, with each of its other stockholders, and the execution of capital funds agreements by the other stockholders shall constitute consideration for the obligations of the Stockholder hereunder.

3.    Construction of the Unit

      Connecticut Yankee will proceed with due diligence with construction of the Unit, and will exercise its best efforts to complete and place it in commercial operation by October 1, 1967, on the presently estimated schedule therefor and within present cost estimates, and will keep the Stockholder currently informed as to the progress of construction and expected plant completion date.

4.    Stock Purchases to Provide the Capital Requirements of the Unit

      From time to time when Connecticut Yankee requires capital to meet the capital requirements of the Unit, it may offer shares of its common stock to its stockholders for subscription to raise such capital. Subject to the conditions in Section 7, when Connecticut Yankee offers any such shares for such purpose, the Stockholder will subscribe for and purchase for cash at the par value thereof its stock percentage of the shares so offered. However, the aggregate amount required to be paid by the Stockholder pursuant to this Section (including for this purpose the amount paid by the Stockholder on account of its purchase of the shares of Connecticut Yankee common stock which are outstanding on the date of this agreement, as referred to in Section 1, and any additional amount paid by it after said date on account of the purchase of additional shares of said stock pursuant to its outstanding subscription agreement referred to in Section 1 or any further subscription agreements entered into by the Stockholder with Connecticut Yankee prior to the time at which the conditions specified in the second paragraph of Section 7 are satisfied) shall not exceed the sum of (a) its stock percentage of $70,000,000, and (b) amounts paid to it by Connecticut Yankee as return of capital.

5.    Capital Requirements of the Unit Defined

      Connecticut Yankee shall be deemed to have capital requirements of the Unit within the meaning of Section 4 if it requires additional capital for any of the following purposes:

      (i) to complete construction of the Unit and place it in commercial operation at a gross capability of at least 490 megawatts electric;

      (ii) to make additions and replacements (other than those chargeable to maintenance) to the Unit which are required to insure the continued regular operation of the Unit at a gross capability of at least 490 megawatts electric or to restore it to regular operation at such gross capability;

      (iii) to make any changes in or additions to the Unit which must be effected in order to obtain or maintain, or to meet the conditions of, any license or other public authorization which is required for the regular operation of the Unit at a gross capability of at least 490 megawatts electric;

      (iv) to provide materials and supplies, or funds for prepaid items or cash working capital, required for the regular operation of the Unit at a gross capability of at least 490 megawatts electric, or to finance the costs of acquiring and maintaining an inventory of nuclear cores owned by Connecticut Yankee.

      If the Company shall at any time or times determine that it would be more feasible, economic or otherwise desirable for regular operation for the generation of power and energy for delivery under its Power Contracts with its Stockholders for the Unit to operate at a lower gross capability than 490 megawatts or with heat supplied in whole or part other than by a nuclear reactor, and if it holds or can obtain all licenses and other public authorizations required for the regular operation of the Unit at such lower level or with such other heating system, then the "capital requirements of the Unit" shall include any additional capital required for any of the foregoing purposes for operation of the Unit at any such lower level of capability or with such other heating system as from time to time determined.

6.    Loans and Advances

      In lieu of offering additional shares of its common stock for subscription and purchase under Section 4, Connecticut Yankee may, at its option, request its stockholders to provide required capital by means of loans or advances. In any case where Connecticut Yankee requests such loans or advances, in lieu of stock purchases, the Stockholder, subject to the conditions in Section 7, will provide its stock percentage thereof. However, Connecticut Yankee shall not be entitled to request such loans or advances except in circumstances where it would be entitled to require the Stockholder to make a stock subscription pursuant to
Section 4. Further, the aggregate amount of capital which the Stockholder is required to provide under Sections 4 and 6 of this agreement shall be the same whether the capital is provided in whole through stock subscriptions and purchases or loans or advances, or is provided instead through a combination of them. However, in determining whether the aggregate of (x) the amounts paid or to be paid by the Stockholder for shares of common stock purchased or to be purchased under Section 4 and (y) the amounts of any loans or advances provided or to be provided in lieu of such stock purchases, equals or exceeds the limit specified in Section 4, the aggregate principal amount of all such loans or advances previously made shall be excluded to the extent repaid.

      The terms of any loans and advances requested by Connecticut Yankee under this Section 6, as to interest, maturity date, rights and terms of prepayment, and otherwise shall be the same for all stockholders. Such terms shall be as determined by Connecticut Yankee in its discretion, except that the terms of each such loan or advance shall provide for quarterly payments of interest at an annual rate not less than 1-1/2% in excess of the prime rate for commercial loans at the time in effect at The Connecticut Bank and Trust Company and for a maturity date not later than October 1, 1994.

7.    Conditions to the Stockholders's Obligations

      The obligation of the Stockholder to subscribe for and purchase its stock percentage of any stock issue under Section 4, or to provide its stock percentage of any loan or advance under Section 6, shall be subject to the condition that all necessary regulatory approvals shall have been obtained with respect to both the action to be taken by Connecticut Yankee and the action to be taken by the Stockholder. The parties will use their best efforts to obtain, or to assist in obtaining, the foregoing regulatory approvals.

      The obligation of the Stockholder to subscribe for and purchase its stock percentage of any stock issue under Section 4, or to provide its stock percentage of any loan or advance under Section 6, shall be subject to the further condition that Connecticut Yankee shall first (i) have sold at least $40,000,000 aggregate principal amount of its first mortgage bonds at a price not lower than the aggregate principal amount thereof, and (ii) have entered into an agreement with one or more banks providing for the loan from such bank(s) to Connecticut Yankee of up to $25,000,000 on terms and conditions approved by Connecticut Yankee's Board of Directors.

      Except as expressly provided in this Section 7, notwithstanding anything in this agreement elsewhere contained, no action of, nor failure to act by, Connecticut Yankee or any of the several stockholders referred to in Section 1 hereof shall permit cancellation of, or relieve the Stockholder from any of its obligations under, this agreement. However, the failure of any of Connecticut Yankee's other stockholders to purchase its stock percentage of any Connecticut Yankee stock issue, or to make its stock percentage of any loan or advance requested by Connecticut Yankee, shall under no circumstances require an increase in the amount of stock to be purchased, or the amount of loans and advances to be made, by the Stockholder.

8.    Financing by Other Means

      Nothing in this agreement shall be construed as precluding Connecticut Yankee from offering shares of its common stock to, or requesting loans and advances from, its stockholders to finance capital requirements other than those contemplated by Section 5, or from financing, in its discretion, its capital requirements (including the capital requirements contemplated by Section 5) by means other than the sale of its common stock to its stockholders, or loans or advances from them.

9.    Cooperation By Stockholder

      The Stockholder agrees that it will cooperate with Connecticut Yankee in taking all such action as may be necessary or appropriate to effectuate the purposes of this agreement.

10.   Restrictions on Transfer

      The Stockholder acknowledges notice of the restrictions on stock transfers contained in Article VIII, Section 2 of Connecticut Yankee's by-laws, and agrees to be bound by said provisions with respect to all shares of Connecticut Yankee's capital stock which it now owns or may hereafter acquire.

11.   Interpretation

      The interpretation and performance of this agreement shall be in accordance with and controlled by the law of the State of Connecticut.

12.   Addresses

      Except as the parties may otherwise agree, any notice, request or other communication from one party to the other, relating to this agreement or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when mailed to the respective post office address of the other party shown following the signatures of such other party hereto, or such other post office address as may be designated by written notice given as provided in this Section 12.

13.   Assignment

      This agreement shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this agreement by either party shall operate to release the assignor, pledgor or transferor of any of its obligations under this agreement unless consent to the release is given in writing by the other party, or, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this agreement, by the other party's assignee, pledgee or transferee.

14.   Corporate Obligations

      This agreement is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of either party, as such, is expressly waived.

15.   All Prior Agreements Superseded
      This agreement represents the entire agreement between us relating to the subject matter hereof, and all previous agreements (including our prior Capital Funds Agreement dated as of July 1, 1964), discussions, communications and correspondence with respect to the subject matter are hereby superseded and are of no further force and effect, except that the outstanding subscription agreement, as referred to in Section 1, between the Stockholder and Connecticut Yankee with respect to the Stockholder's subscription for its stock percentage of an additional 75,000 shares of Connecticut Yankee's common stock, $100 par value, is not superseded and shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this agreement by their respective officers thereunto duly authorized as of the date first above written.

Attest:                             CONNECTICUT YANKEE ATOMIC POWER COMPANY
           /s/  R. F. Probst        By /s/    S. R. Knapp
                Secretary                Its  President
                                              P.O. Box 2010
                                              Hartford, Connecticut 06101

Attest:                             THE CONNECTICUT LIGHT AND POWER COMPANY
           /s/  C. J. Ramage        By /s/    P. V. Hayden
                Asst. Secretary          Its  President